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                                                                       EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT


                            dated as of May 30, 2001


                                between and among


                             TELENOR EAST INVEST AS,


                               ECO TELECOM LIMITED


                                       and


                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"



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                                TABLE OF CONTENTS


ARTICLE I   DEFINITIONS AND INTERPRETATION ...............................................     1

   1.01   DEFINITIONS ....................................................................     1
   1.02   INTERPRETATION .................................................................    12

ARTICLE II   TRANSFERS ...................................................................    13

   2.01      TRANSFERS; NOTICE OF CERTAIN TRANSFERS ......................................    13
   2.02   EFFECT OF TRANSFERS ............................................................    14

ARTICLE III   REGISTRATION RIGHTS ........................................................    15

   3.01   DEMAND REGISTRATION ............................................................    15
   3.02   PIGGY-BACK REGISTRATION; PRIORITY ON UNDERWRITTEN OFFERINGS ....................    16
   3.03   EXPENSES OF REGISTRATION .......................................................    18
   3.04   INDEMNIFICATION ................................................................    19
   3.05   ECO TELECOM CONTRIBUTION DEFAULT ...............................................    21
   3.06   INFORMATION TO BE PROVIDED BY HOLDERS ..........................................    22
   3.07   OBLIGATIONS OF THE COMPANY .....................................................    22
   3.08   REPORTING ......................................................................    24
   3.09   STANDOFF AGREEMENT .............................................................    24
   3.10   CURRENCY OF REGISTRATION AND PUBLIC INFORMATION ................................    24

ARTICLE IV   COVENANTS OF THE COMPANY ....................................................    25

ARTICLE V   COVENANTS OF TELENOR AND ECO TELECOM .........................................    25

   5.01   [INTENTIONALLY OMITTED] ........................................................    25
   5.02   NON-COMPETE ....................................................................    25
   5.03   DEBT ACQUISITION ...............................................................    27
   5.04   COMPLIANCE WITH TRADING POLICY .................................................    29

ARTICLE VI   MISCELLANEOUS ...............................................................    29

   6.01   EFFECTIVENESS; TERM ............................................................    29
   6.02   NOTICES ........................................................................    29
   6.03   ENTIRE AGREEMENT ...............................................................    31
   6.04   WAIVER .........................................................................    31
   6.05   AMENDMENT ......................................................................    32
   6.06   NO ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFICIARY; OBLIGATIONS SEVERAL .    32
   6.07   HEADINGS .......................................................................    32
   6.08   INVALID PROVISIONS .............................................................    32
   6.09   ARBITRATION; CONSENT TO JURISDICTION; SERVICE OF PROCESS;
          WAIVER OF SOVEREIGN IMMUNITY ...................................................    33
   6.10   GOVERNING LAW ..................................................................    34
   6.11   COUNTERPARTS ...................................................................    34

   EXHIBIT A            FORM OF ENDORSEMENT

   SCHEDULE 1           PROCEDURES FOR DETERMINATION OF FAIR MARKET VALUE

   SCHEDULE 5.02(B)     EXISTING INVESTMENTS

   SCHEDULE 5.02(C)     EXCLUDED OPPORTUNITIES

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         REGISTRATION RIGHTS AGREEMENT dated as of May 30, 2001 between and among TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor"), ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar ("Eco Telecom"), and OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company").

         WHEREAS, Telenor, Eco Telecom and the Company desire to enter into this Agreement to provide for, among other things, certain rights and obligations of the Parties relating to their respective ownership of the Shares (as hereinafter defined);

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                    ARTICLE I DEFINITIONS AND INTERPRETATION

1.01     Definitions

         As used herein, the following terms shall have the following meanings:

         "Account Bank" shall mean Citibank T/O (OOO), as the account bank under the Escrow Agreement.

         "Account Bank and Overdraft Facility" shall mean the Account Bank and Overdraft Facility dated the date hereof between and among the Company, VIP-R, Eco Telecom and the Account Bank.

         "ADSs" shall mean the Company's American Depositary Shares, each representing three quarters (3/4) of one (1) share of the Company's Common Stock, which are currently listed on the NYSE.

         "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company nor any of its Controlled Affiliates, nor VIP-R nor any of its Controlled Affiliates, shall be deemed Affiliates of any Shareholder.
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         "Agreement" shall mean this Registration Rights Agreement.

         "Alfa Bank" shall mean OAO "Alfa-Bank", an open joint stock company organized and existing under the Laws of the Russian Federation.

         "Alfa Bank Guarantee" shall mean the Guarantee dated as of the date hereof, executed and delivered by Alfa Bank, as guarantor, in favor of the Company, as beneficiary.

         "Bee Line Fund" shall mean "Bee Line" Non-Profit Fund (known in Russian and formerly known in English as the Fund for Non-Commercial Programs "Bee Line"), a nonprofit organization organized and existing under the Laws of the Russian Federation.

         "Board" shall mean the Board of Directors of the Company.

         "Business" shall mean the cellular mobile telecommunications business (including, without limitation, GSM, UMTS and 3G and other new standards or technologies), it being understood that this shall not include fixed wireless extensions (including, without limitation, Last Mile Digital Subscriber (LMDS), Bluetooth, wireless local area network (wireless LAN) or any form of Digital Subscriber Line (xDSL) services), fixed wireless access (including, without limitation, point to point and point to multipoint), satellite mobile services, mobile Internet portals and related content services, and similar businesses.

         "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, London, England, Oslo, Norway, or New York, New York are authorized or obliged to close.

         "Change of Control" shall mean, with respect to any Party or any Controlling Person of such Party, (a) the sale or other disposition of all or substantially all of such Party's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Party or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (c) the merger or consolidation of such Party or Controlling Person with or into another Person or the merger of another Person into such Party or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Party or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation, or (d) the liquidation or dissolution of such Party or Controlling Person; provided, however, that a Change of Control shall not include (i) a bona fide underwritten public offering of the capital stock of such Party or any Controlling Person of such Party, or (ii) any of (A) the sale of all or substantially all of the assets of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings, (B) the sale of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings, (C) the liquidation or dissolution of Telenor ASA, Telenor Communication

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AS, Telenor Mobile Communication AS or CTF Holdings or (D) any merger, consolidation, divestiture or de-merger to which Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings is a party.

         "Charter" shall have the meaning specified in the Primary Agreement
III.

         "Closing" shall have the meaning specified in the Primary Agreement
III.

         "Closing Date" shall have the meaning specified in the Primary Agreement III.

         "Common Stock" shall mean shares of common stock of the Company, as defined in Section 6.1 of the Charter.

         "Company" shall have the meaning specified in the preamble hereto.

         "Consolidated Subsidiary" shall mean, at any time, a consolidated subsidiary of a Person, as identified in such Person's financial statements for its most recent fiscal year audited in accordance with GAAP.

         "Contract" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

         "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

         "Controlling Interest" shall mean the ownership or control, direct or indirect, of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of a Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such Person).

         "Controlling Person" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

         "CTF Holdings" shall mean CTF Holdings Limited, a company organized and existing under the Laws of Gibraltar.

         "Debt Obligation" shall mean, with respect to any Person, any obligation of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (d) arising out of any credit facility or similar financial accommodation; (e) in respect of any liabilities and obligations of

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third parties (referred to in this definition or otherwise) to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (f) arising under any lease that would be capitalized on the balance sheet of such Person in accordance with GAAP or Russian Accounting Standards (RAS) that is otherwise in substance a financing lease; (g) arising in respect of any security, any acceptance or documentary credit or any receivables sold or discounted other than on a non-recourse basis;
(h) for trade payables incurred in the ordinary course of business; (i) arising in connection with damages, fines, penalties, compensatory damages and other charges of similar kind or nature that may be assessed, charged or appraised against such Person under any loan agreement, sale-purchase agreement, delivery of goods (works, services) agreement, lease agreement or any other agreement of commercial nature; (j) arising in connection with any other transaction that, in accordance with GAAP or RAS, results in such obligation being treated as "indebtedness"; (k) any other monetary obligation of a Person to pay an amount of money in excess of 500 minimum monthly wages (as such minimum monthly wage is determined in accordance with Russian law) to a counter-party either under an agreement or on another basis, including without limitation on the basis of a normative act of a state body (including without limitation payments to state bodies such as taxes, fees or fines) or a judicial decree or order; and (l) any other obligation or liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due).

         "Debt Transaction" shall mean any transaction by which a Standstill Party directly or indirectly makes any loan or extends any credit to any Protected Party or otherwise becomes an obligee or holds or is a beneficiary of any Debt Obligation of any Protected Party (other than the Telenor Service Obligation Agreement).

         "Demand" shall have the meaning specified in Section 3.01(a).

         "Depositary" shall mean The Bank of New York, as depositary, under the Deposit Agreement dated as of November 20, 1996, as amended, between and among the Company, the Depositary and the owners and beneficial owners from time to time of the Company's American Depositary Receipts.

         "Direct Competitor" shall mean, as at any date of determination, any Person, or any Controlling Person of such Person or any Controlled Affiliate of any such Controlling Person (other than the Company or VIP-R or any of their respective Controlled Affiliates), which is engaged in or proposes to engage in the Business and which owns or controls a telecommunications license for the Business in the Moscow License Area or any ten (10) subjects (subiyekti) of the Russian Federation for which any of the Company, VIP-R or any of their respective Controlled Affiliates holds a telecommunications license for the Business.

         "Dr. Zimin" shall mean Dr. Dmitri Borisovich Zimin, a Russian citizen.

         "Eco Holdings" shall mean Eco Holdings Limited, a company organized and existing under the Laws of Gibraltar.

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         "Eco Shareholders" shall mean, collectively, Eco Telecom (which, for the avoidance of doubt, shall be deemed a Shareholder upon its execution and delivery of this Agreement) and any Permitted Transferee of Eco Telecom which becomes a party to this Agreement in accordance with Article II, and individually, any of them.

         "Eco Shares" shall mean the shares of Common Stock and shares of Preferred Stock which will be owned by Eco Telecom after giving effect to the transactions contemplated by the Principal Agreements.

         "Eco Telecom" shall have the meaning specified in the preamble hereto.

         "Eco Telecom Contribution Default" shall have the meaning specified in the VIP-R Primary Agreement.

         "Eco Telecom Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among CTF Holdings, Eco Holdings, Telenor, the Company and VIP-R.

         "Eco Telecom VIP-R Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement substantially in the form attached as Annex A to
Schedule 2.07(a) to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

         "Eco Telecom Share Purchase Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin with respect to shares of Common Stock and the Share Purchase Agreement dated the date hereof between Overture and Eco Telecom with respect to shares of Preferred Stock and shares of Common Stock.

         "Equity Interest" shall mean any share of capital stock of such Person, or any partnership share or other ownership interest in such Person.

         "Endorsement" shall mean an endorsement to this Agreement in the form of Exhibit A.

         "Escrow Agent" shall mean Citibank, N.A., London Branch, as escrow agent under the Escrow Agreement.

         "Escrow Agreement" shall mean the Escrow Agreement dated the date hereof between and among Eco Telecom, the Escrow Agent and the Company.

         "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Existing Investments" shall have the meaning specified in Section 5.02(b)(ii).

         "Fair Market Value" shall mean, as of any date of determination for any securities which are listed, traded or quoted on a national or international securities exchange, the average of the Market Prices for such securities for the thirty (30) trading days prior to such

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date of determination. For any securities not so listed, traded or quoted, "Fair
Market Value" shall have the meaning specified in Schedule 1 to this Agreement.

         "Final Date" shall have the meaning specified in the Primary Agreement III.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Glavsotkom" shall mean Glavsotkom LLC, a limited liability company organized and existing under the Laws of the Russian Federation.

         "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Holder" shall mean the Eco Shareholders, the Telenor Shareholders and such of their respective successors, assigns and transferees that acquire Registrable Securities, directly or indirectly, from them, in each case, in accordance with Section 2.02.

         "Indebtedness" shall mean, with respect to any Person, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of a guarantee of any obligation described in clauses (a) through (d) above of any other Person.

         "Indemnified Party" shall have the meaning specified in Section
3.04(c).

         "Indemnifying Party" shall have the meaning specified in Section
3.04(c).

         "Investments" shall mean all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person (other than (a) any direct or indirect Subsidiaries of the Company or any ownership interests therein and (b) any short-term trade receivables generated in the ordinary course of business).

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Market Price" shall mean the price of one Share or unit on the relevant date, determined:

         (a) on the basis of the last reported sales price regular way on the NYSE, or, if the securities are not listed or admitted to trading on the NYSE, on the principal US national securities exchange on which the securities are listed or admitted to trading;

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         (b) if there is no such reported sale price on such day, on the basis of the average of the reported closing bid and asked prices regular way on the NYSE, or, if the securities are not listed or admitted to trading on the NYSE, on the principal US national securities exchange on which the securities are listed or admitted to trading;

         (c) if the securities are not listed on any national securities exchange, on the basis of the average of the high bid and low asked quotations on the over-the-counter market as furnished by any NYSE firm selected from time to time by the issuer for that purpose; or

         (d) if not so quoted, on the basis of the closing prices on the principal international stock exchange on which the securities are then listed and traded.

         "Moscow License Area" shall mean the city of Moscow and the Moscow region (Moskovskaya Oblast).

         "New Securities" shall mean any capital stock of the Company, whether or not authorized, and any rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock.

         "NYSE" shall mean The New York Stock Exchange.

         "Offer Notice" shall have the meaning specified in Section 5.03(b)(i).

         "Opportunity" shall have the meaning specified in Section 5.02(c).

         "Option Agreement" shall mean the Option Agreement dated as of the date hereof between Eco Telecom and Telenor.

         "Overture" shall mean Overture Limited, an exempted company limited by shares organized and existing under the Laws of Bermuda.

         "Party" shall mean (a) each of the Company, Eco Telecom and Telenor and
(b) each Person who acquires Shares in accordance with Article II and executes an Endorsement.

         "Permitted Transferee" shall mean, with respect to any Shareholder, any Controlling Person of such Shareholder, or any Controlled Affiliate of any such Controlling Person or Shareholder.

         "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

         "Preferred Stock" shall mean collectively, the shares of preferred stock of the Company, as defined in the Charter.

         "Preferred Stock Call Option" shall have the meaning specified in the Primary Agreement III.

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         "Preferred Stock Closing Date" shall have the meaning specified in the
VIP-R Primary Agreement.

         "Price Notice" shall have the meaning specified in Section 5.03(b)(ii).

         "Primary Agreement I" shall mean the Primary Agreement dated as of December 1, 1998 between the Company and Telenor.

         "Primary Agreement II" shall mean the Primary Agreement (Financing Vehicles) dated as of June 23, 2000 between and among Telenor, VimpelCom Finance B.V. and designees of VimpelCom Finance B.V. party thereto from time to time.

         "Primary Agreement III" shall mean the Primary Agreement dated as of the date hereof between and among the Company, Eco Telecom and Telenor.

         "Primary Agreements" shall mean, collectively, the Primary Agreement I, the Primary Agreement II and the Primary Agreement III

         "Principal Agreements" shall mean this Agreement, the Primary Agreement III, the Shareholders Agreement, the Escrow Agreement, the Account Bank and Overdraft Facility, the Option Agreement, the Zimin Principal Agreements, the Eco Telecom VIP-R Preferred Stock Purchase Agreement, the Eco Telecom Guarantee Agreement, the Alfa Bank Guarantee, the Telenor Guarantee Agreement, the Undertaking Letters, the VIP/Eco Telecom Share Purchase Agreement, the VIP-R Primary Agreement, the VIP-R Shareholders Agreement, the VIP-R Registration Rights Agreement, the Termination Agreement, the Supplemental Agreements and the Trademark Agreements.

         "Protected Party" shall mean any of the Company, VIP-R or any of their respective Controlled Affiliates.

         "Register", "Registered", and "Registration" shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

         "Registrable Securities" shall mean any ADSs or shares of Common Stock (excluding any warrants or other securities convertible into or exchangeable for shares of Common Stock) that any Holder may own (whether now owned or acquired after the date hereof), including any such ADSs or shares of Common Stock acquired by any Holder as a result of the exercise by such Holder of any Option as defined in the Option Agreement. As to any ADSs or shares of Common Stock which are Registrable Securities, such ADSs or shares shall cease to be Registrable Securities when (a) such ADSs or shares, as the case may be, have been sold by such Holder pursuant to a registration statement which shall have become effective under the Securities Act, (b) such ADSs or shares shall have been distributed pursuant to Rule 144, Rule 144A, Rule 145 or any similar provision then in force, under the Securities Act, and the transferee(s) thereof have not become party to this Agreement in accordance with Article II, (c) such ADSs or shares shall have been Transferred, in violation of this Agreement, (d) such ADSs or shares shall be eligible for sale by such Holder pursuant to Rule 144(k) under the Securities Act or (e) such ADSs or shares shall cease to be


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outstanding. So long as the Company maintains its registration with the SEC of the ADSs, Registrable Securities consisting of shares of Common Stock shall be deposited with the Depositary and registration shall be made of ADSs (for sale thereof in a public offering), and not of Common Stock, under this Agreement.

         "Registration Expenses" shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, depositary fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expenses of any regular or special audits incident to or required by any such registration, but excluding (a) Selling Expenses, (b) the compensation of regular employees of the Company (which shall be paid in any event by the Company) and (c) premiums in respect of the insurance policy described in Section 3.04(e).

         "Relevant Obligation" shall have the meaning specified in Section 5.03(b)(i).

         "Requesting Holder" shall have the meaning specified in Section
3.01(a).

         "Rule 144", "Rule 144A" and "Rule 145" shall mean Rules 144, 144A and 145, and any successor rules thereto, as promulgated by the SEC under the Securities Act.

         "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

         "Second Closing Date" shall have the meaning specified in the VIP-R Primary Agreement.

         "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder (which shall, in any event, be paid by such Holder).

         "Shareholders" shall mean, collectively, the Telenor Shareholders and the Eco Shareholders and, individually, any of them and such of their respective successors, assigns and transferees that acquire Registrable Securities from them, in each case, in accordance with Article II.

         "Shareholders Agreement" shall mean the Shareholders Agreement dated as of the date hereof between Telenor and Eco Telecom.

         "Shares" shall mean shares of Common Stock or Preferred Stock, or ADSs, as the case may be.

         "Significant Bee Line Names" shall have the meaning specified in the Primary Agreement III.

         "Specified Legislation" shall have the meaning specified in the VIP-R Primary Agreement.

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         "Specified Percentage" shall mean twenty-five percent (25%) plus one
(1) share of the issued and outstanding shares of voting capital stock of the Company.

         "Standstill Parties" shall mean, with respect to any Shareholder, such Shareholder, its Controlling Persons, its Controlled Affiliates, any Controlled Affiliate of any Controlling Person of such Shareholder and any Person acting on behalf of any of the foregoing, in each case, pursuant to a Contract; provided that for the purposes of this definition, neither the Company, nor any of its Controlled Affiliates, nor VIP-R, nor any of its Controlled Affiliates, shall be deemed Controlled Affiliates of any Shareholder or any Controlling Person of any Shareholder.

         "Subsidiary" shall mean, with respect to any Person, (a) any corporation in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such corporation and/or (b) any partnership, association, joint venture or other entity in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the Equity Interest of such partnership, association, joint venture or other entity.

         "Supplemental Agreements" shall mean, collectively, the Supplemental Agreements, each substantially in the forms attached as Exhibit A to the VIP-R Primary Agreement, to be entered into as of the Closing in respect of the Zimin Preferred Stock Agreements.

         "Telenor" shall have the meaning specified in the preamble hereto.

         "Telenor Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among Telenor ASA, Eco Telecom, the Company and VIP-R.

         "Telenor Service Obligation Agreement" shall mean the Telenor Service Obligation Agreement dated as of April 1, 1999 between Telenor Russia AS and the Company.

         "Telenor Share Purchase Agreement" shall mean the Share Purchase Agreement dated as of the date hereof between Telenor and Overture.

         "Telenor Shareholders" shall mean, collectively, Telenor and any Permitted Transferee of Telenor which becomes a party to this Agreement in accordance with Article II, and, individually, any of them.

         "Telenor Shares" shall mean ten million four hundred fifty two thousand six hundred (10,452,600) shares of Common Stock owned by Telenor on the date hereof and the Shares which will be owned by Telenor after giving effect to the transactions contemplated by the Principal Agreements.

         "Termination Agreement" shall mean the Termination Agreement dated as of the date hereof between and among Telenor, Telenor Communication AS, the Company, VimpelCom B.V., VimpelCom Finance B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

         "Third Closing Date" shall have the meaning specified in the VIP-R Primary Agreement.

         "Trademark Agreements" shall mean, collectively, the License Agreements dated the date hereof between the Company and VIP-R listed on Schedule 1.01(c) to the Primary Agreement III and relating to the licensing by the Company to VIP-R of certain rights to use the Significant Bee Line Names.

         "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Share), assignment, distribution or other disposition, or issuance or creation of any option, or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the Shares), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Shareholder or any Affiliate of such Shareholder), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

         "UNCITRAL Rules" shall have the meaning specified in Section 6.09.

         "Undertaking Letters" shall mean, collectively, the letter agreement dated the date hereof between Eco Telecom and the Company relating to certain obligations of Eco Telecom and the letter agreement dated the date hereof between Telenor and the Company relating to certain obligations of Telenor, and, individually, any of them.

         "Valid Business Reason" shall have the meaning specified in Section 3.01(a)(iii).

         "VIP/Eco Telecom Share Purchase Agreement" shall mean the Share Purchase Agreement substantially in the form attached as Exhibit F to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

         "VIP-R" shall mean Closed Joint Stock Company "VimpelCom-Region", a closed joint stock company organized and existing under the Laws of the Russian Federation, and its legal successors.

         "VIP-R Primary Agreement" shall mean the Primary Agreement dated as of the date hereof between and among Telenor, Eco Telecom, the Company and VIP-R.

         "VIP-R Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

         "VIP-R Shareholders Agreement" shall mean the Shareholders Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

         "VIP-R Specified Percentage" shall mean such number of securities of VIP-R as represent twenty-five percent (25%) plus one (1) share of the then issued and outstanding shares of voting capital stock of VIP-R (excluding any shares of Preferred Stock held by VIP or any wholly-owned Subsidiary of VIP).

         "Zimin Common Call Option Agreement" shall mean the Call Option Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Call Option Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

         "Zimin Common Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Pledge Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

         "Zimin Preferred Call Option Agreement" shall mean the Call Option Agreement substantially in the form of Exhibit A to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

         "Zimin Preferred Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit B to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

         "Zimin Preferred Stock Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Dr. Zimin and Overture, the Share Purchase Agreement No. N-I-1 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. N-I-2 dated April 13, 1998 between Closed Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. EA-I-1 dated April 13, 1998 between Closed Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Purchase Agreement No. EA-I-2 dated April 13, 1998 between Closed Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "Sota-100" and the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "KB Impuls-TV".

         "Zimin Principal Agreements" shall mean, collectively, the Telenor Share Purchase Agreement, the Eco Telecom Share Purchase Agreements, the Zimin Pledge Agreements, the Zimin Call Option Agreements and the Zimin Surety Agreement.

         "Zimin Share Purchase Agreements" shall mean, collectively, the Eco Telecom Share Purchase Agreements and the Telenor Share Purchase Agreement.

         "Zimin Surety Agreement" shall mean the Surety Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin.

1.02     Interpretation

         Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

         (a) the singular shall include the plural, and the plural shall include the singular;

         (b) words of any gender shall include the other gender;

         (c) the words "hereof', "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d) a reference to any "Article", "Section" or "Exhibit" is a reference to a specific Article or Section of, or Exhibit to, this Agreement;

         (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, amendment and restatement, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

         (g) a reference to any Person shall include such Person's successors, permitted assigns and permitted transferees under any agreement, instrument, contract or other document; and

         (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                              ARTICLE II TRANSFERS

2.01     Transfers; Notice of Certain Transfers

         (a) No Shareholder shall, individually or together with any of its Controlled Affiliates, Transfer (or permit the Transfer of) any Shares to (i) any Person convicted of a felony in the United States, Norway or the Russian Federation, (ii) any Controlling Person of any Person convicted of such a felony or (iii) any Direct Competitor.

         (b) In addition to the foregoing, no Shareholder shall Transfer (or permit the Transfer of) (i) any Shares such that such Shareholder together with its Permitted Transferees will own less than the Specified Percentage following such Transfer, or (ii) the Specified Percentage (or any greater number) of Shares to any Person who is not a Permitted Transferee of such Shareholder, unless, in each case, such Shareholder, in its capacity as transferor, has, at least thirty (30) Business Days prior to the proposed Transfer, given written notice to the Company (with a copy to the other Shareholders) in accordance with
Section 6.02 of the intention of such Shareholder to effect such Transfer.

         (c) Notwithstanding the foregoing, it shall not be a breach of this
Article II for any Eco Shareholder to enter into, or Transfer Shares in accordance with the terms of, the Option Agreement, any Zimin Principal Agreement or the Preferred Stock Call Option.

2.02     Effect of Transfers

         (a) In the event of any Transfer of Shares by a Shareholder to a Permitted Transferee of such Shareholder, such Permitted Transferee shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement, the Shareholders Agreement and Section 7.04 of the Primary Agreement III and all of the rights and obligations, if any, of the transferor hereunder (including, without limitation, the registration rights set forth in Section 3.01 and Section 3.02) and thereunder, and shall forthwith execute and deliver to the other Shareholders and the Company an Endorsement. Each Shareholder hereby undertakes to cause, as a condition precedent to the effectiveness of any such Transfer subject to this Section 2.02(a), each of its Permitted Transferees to which Shares are so transferred to execute and deliver an Endorsement to each of the other Shareholders and the Company.

         (b) In the event of any Transfer or Transfers by one or more Shareholders of the Specified Percentage (or any greater number) of Shares to a single transferee or a group of transferees which are Controlled Affiliates of the same Controlling Person, such transferee(s) shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement, the Shareholders Agreement and Section 7.04 of the Primary Agreement III and all of the rights and obligations, if any, of the transferor hereunder (including, without limitation, the registration rights set forth in Section 3.01 and
Section 3.02) and thereunder, and shall forthwith execute and deliver to the other Shareholders and the Company an Endorsement or Endorsements, as applicable. Each Shareholder hereby undertakes to cause, as a condition precedent to the effectiveness of any such Transfer subject to this Section 2.02(b), each of its transferees to execute and deliver an Endorsement to each of the other Shareholders and the Company.

         (c) A Shareholder which effects a Transfer of all of such Shareholder's Shares in accordance with the terms of this Agreement shall, after giving effect to such Transfer, cease to be a party to, or be bound by the terms of, this Agreement from and after the date of such Transfer; provided that such Shareholder shall remain liable for any of its obligations or liabilities accrued hereunder at the time of such Transfer.

         (d) In the event of any Transfer of any Shares (i) in an amount less than the Specified Percentage by a Shareholder to any Person who is not a Permitted Transferee of such Shareholder, or (ii) by one or more Shareholders to a single transferee or a group of transferees who do not, individually or together with its (or their) Controlling Person or the Controlled Affiliates of such Controlling Person, own or control, directly or indirectly, a number of Shares equal to or greater than the Specified Percentage, such Person shall not be entitled to any rights, or be subject to any obligations, under this Agreement.

         (e) Without prejudice to any other rights or remedies of any Party to this Agreement, if any Shareholder transfers any Shares to any Person in violation of this Article II, then any transferee of such Shares shall receive and hold any and all Shares so transferred without any of the rights, but subject to all of the obligations, set forth in this Agreement, the Shareholders Agreement and Section 7.04 of the Primary Agreement III.

                         ARTICLE III REGISTRATION RIGHTS

3.01     Demand Registration

         (a) Exercise of Demand. At any time following the Closing a Holder or Holders (a "Requesting Holder" or "Requesting Holders") may deliver a written request to the Company in accordance with Section 6.02 (a "Demand") that the Company effect any registration with respect to the Registrable Securities under the Securities Act, provided that the anticipated aggregate offering price of such Demand exceeds US$20,000,000. Such Demand shall specify the number of Registrable Securities such Requesting Holder intends to include in such registration and the methods by which such Requesting Holder intends to sell or dispose of such Registrable Securities (including whether such Requesting Holder intends to distribute the Registrable Securities by means of an underwritten offering). As soon as practicable after receipt of such Demand, the Company shall, subject to the terms and conditions of this Article III, use its best efforts to effect such registration (including, without limitation, by using reasonable efforts to file a registration statement (and executing an undertaking to file any amendments thereto) covering the Registrable Securities so requested to be registered, using its best efforts to cause such filed registration statement to become effective promptly, and qualifying such Registrable Securities under applicable blue sky or other securities laws of any state of the United States of America to the extent set forth herein and complying with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution in an underwritten offering of all or such portion of such Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.01:

                  (i) within six (6) months after the effective date of a prior registration statement effected in response to a request from any Holder pursuant to this Section 3.01(a) or within six (6) months after the effective date of any other registration statement effected by the Company for a public offering of Shares;

                  (ii) if at such time such Requesting Holder, its Controlling Person and any Controlled Affiliates of such Controlling Person hold Shares representing less than five percent (5%) of the issued and outstanding Common Stock;

                  (iii) for a period of not more than one hundred eighty (180) days past the time the Company would otherwise be required to file such registration statement if the Board, prior to the time the Company would otherwise have been required to file such registration statement pursuant to this Section 3.01, determines in its good faith judgment that the filing of such registration statement would be seriously detrimental to the completion of a merger or consolidation of the Company and VIP-R (a "Valid Business Reason"); provided, however, that such right to delay the filing of such registration statement shall be exercised by the Company not more than once in any twenty-four (24) month period and the Company shall only have the right to delay such filing for only so long as such Valid Business Reason exists; or

                  (iv) if at such time the Company has, in response to requests from any such Requesting Holder or any Requesting Holder's predecessors in interest pursuant to this

Section 3.01(a), effected the registration of Registrable Securities and has sold such Registrable Securities on at least three (3) prior occasions; provided that (A) for purposes of determining the number of demand registrations effected by a Requesting Holder and its predecessors in interest, the Eco Shareholders and Persons acquiring Registrable Securities directly or indirectly from the Eco Shareholders (including, without limitation, any transferee or assignee who obtains registration rights pursuant to Section 2.02) shall count as one Holder, and the Telenor Shareholders and Persons acquiring Registrable Securities directly or indirectly from the Telenor Shareholders (including, without limitation, any transferee or assignee who obtains registration rights pursuant to Section 2.02) shall count as one Holder, and (B) if the Company withdraws a registration of Registrable Securities at the request of any Requesting Holder at any time after the filing of a registration statement that is a matter of public record at the SEC, then such withdrawn registration statement shall count as a registration by such Requesting Holder; provided, however, that if any Requesting Holder withdraws from a registration because such Requesting Holder has learned of a material adverse change in the financial condition, business or prospects of the Company which was not known to such Requesting Holder at the time of its request and the Company failed to disclose such material adverse change to such Requesting Holder, then such withdrawn registration statement shall not count as a registration by such Requesting Holder.

         (b) Limitations on Subsequent Registration Rights. The Company shall not enter into any agreement with any holder or prospective purchaser of any securities of the Company that would allow such holder or prospective purchaser to require the Company to include shares or securities in any registration initiated under this Section 3.01, nor shall the Company include any shares or securities for its own account in any such registration, without the prior written consent of the Eco Shareholders and the Telenor Shareholders.

         (c) Underwriting. The Company (together with the Holder(s) proposing to distribute Registrable Securities through such underwriting) shall, upon request of the lead managing underwriter selected for such underwriting by the Company (which lead managing underwriter shall be reasonably acceptable (taking into account, among other things, whether such underwriter is of international standing) to the Requesting Holder), enter into any reasonable agreement requested by such lead managing underwriter in connection with the offering, including, but not limited to, an underwriting agreement in customary form with such lead managing underwriter; provided, however, that (a) the Requesting Holder(s) shall be permitted to select a co-managing underwriter for such offering (which co-managing underwriter shall be reasonably acceptable to the Company); and (b) in no event shall the Company be required to include Shares for its own account in such offering. If a Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the lead managing underwriter.

3.02     Piggy-Back Registration; Priority on Underwritten Offerings

         (a) Exercise. Each of the Eco Shareholders and the Telenor Shareholders shall have the piggyback registration rights set forth in this Section 3.02 at any time following the Closing, provided that (i) as a prerequisite to any Eco Shareholder having such rights, the Eco Shareholders shall, at the time of exercise of such rights, hold Shares representing not less than five percent (5%) of the issued and outstanding Common Stock and (ii) as a prerequisite to any Telenor Shareholder having such rights, the Telenor Shareholders shall, at the time of the exercise of such rights, hold Shares representing not less than five percent

(5%) of the issued and outstanding Common Stock. If at any time after the Closing the Company shall propose to register any of its securities in connection with the underwritten offering and sale thereof for cash, either for its own account or the account of a Requesting Holder pursuant to Section 3.01 other than (A) a registration relating solely to an employee benefit plan, or
(B) a registration relating solely to a Rule 145 transaction, then, provided that at such time such Holder is eligible for piggyback registration rights in accordance with the immediately preceding sentence, the Company shall:

                  (1) promptly give the Eco Shareholders and the Telenor Shareholders written notice thereof; and

                  (2) subject to Section 3.02(b), include in such registration (and any related qualification under blue sky laws or other applicable laws and regulations with which the Company is required to comply), and in any underwriting relating thereto, all of the Registrable Securities specified in a written request (which in any one request, shall not exceed an aggregate of fifty percent (50%) of the Shares owned by the requesting Eco Shareholders or the Telenor Shareholders, as applicable, at such time, unless either such Shareholder is then the holder of less than seven point five percent (7.5%) of the issued and outstanding Common Stock), made within thirty (30) calendar days after delivery of such written notice by the Company.

         (b) Underwriting. The right of the Eco Shareholders and the Telenor Shareholders to registration pursuant to this Section 3.02 shall be conditioned upon their participation in the underwriting described in Section 3.02(a) and the inclusion of Registrable Securities in such underwriting to the extent provided herein. The Holders proposing to sell Registrable Securities shall (together with the Company and any other Person distributing securities through such underwriting) enter into an underwriting agreement in customary form with the lead managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of Section 3.01 and this Section 3.02, if the lead managing underwriter advises the Company in writing that, in the opinion of the lead managing underwriter, the number of Registrable Securities requested to be included in such an underwritten offering effected pursuant to
Section 3.01 or 3.02 exceeds the number of ADSs which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of ADSs offered in such offering, the lead managing underwriter may limit the Registrable Securities to be included in such registration to the number of Registrable Securities requested to be included in such registration which, in the opinion of the lead managing underwriter, can be sold without having such adverse effect. In the event the lead managing underwriter so advises the Company, the Company shall so advise the Holders proposing to sell Registrable Securities (and any other Person distributing securities through such underwriting), and the Company will include in such registration the maximum number of Registrable Securities which the lead managing underwriter advises the Company can be sold in such offering in the following priority:

                  (i) first, if such registration is a Demand Registration made pursuant to Section 3.01, Registrable Securities of the Requesting Holder(s) up to the amount of Registrable Securities that such Requesting Holder(s) requested to be included in such Demand Registration;

                  (ii) second, if such registration is not a Demand Registration made pursuant to Section 3.01, up to the amount of securities proposed by the Company to be included in such registration for its own account;

                  (iii) third, whether or not such registration is a Demand Registration made pursuant to Section 3.01, Registrable Securities of other Holders, if any, that have requested to have such Registrable Securities included in such registration as a result of their exercise of piggyback registration rights, pro rata to the amount of Registrable Securities that each such Holder requested to be included in such registration pursuant to Section 3.02(a);

                  (iv) fourth, if such registration is a Demand Registration made pursuant to Section 3.01 and the Telenor Shareholders and the Eco Shareholders have agreed to the inclusion by the Company in such registration of shares or securities for the Company's own account pursuant to Section 3.01(b), securities proposed by the Company to be included in such registration; and

                  (v) fifth, securities of other Persons, if any, that have requested to have such securities included in such registration as a result of piggyback registration rights, pro rata to the amount of securities that each such Person requested to be included in such registration.

If, as a result of the foregoing restrictions, any Holder elects to withdraw from a registration and a greater number of Registrable Securities held by other Holders may be included in such registration, then the Company shall offer to all other Holders who have included Registrable Securities in the registration, the right to include additional Registrable Securities, in the same proportions as are used in determining the limitations set forth above.

         (e) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by the Company under this
Section 3.02 prior to the effectiveness of such registration, whether or not any eligible Holder has elected to include securities in such registration.

3.03     Expenses of Registration

         (a) All Registration Expenses incurred in connection with any registration pursuant to Section 3.01 or Section 3.02 shall be borne by the Company except for Registration Expenses consisting of Selling Expenses with respect to a Holder's Shares and transfer taxes on a Holder's Shares, which shall be paid by such Holder. Any insurance costs as provided in Section 3.04(e) shall be shared equally by the Holders and any other Person participating in such registration. The Holders and any other Person participating in such registration shall bear all such specified Selling Expenses, transfer taxes and insurance costs pro rata to the number of their respective Shares and Registrable Securities which have been registered.

         (b) Notwithstanding the provisions of Section 3.03(a), if, as a condition of registration, qualification or compliance of any offering in any state or jurisdiction in which the Company (by vote of the Board) or any underwriter determines in good faith that it wishes to offer securities registered in an offering to which this Agreement applies, it is required that offering expenses be allocated in a manner different from that provided in

Section 3.03(a), the offering expenses shall be allocated in whatever permitted manner is most nearly in compliance with the provisions of this Agreement.

3.04     Indemnification

         (a) To the extent permitted by law, the Company will indemnify each Holder, each of its officers and directors and partners, and each Person controlling such Holder (within the meaning of Section 15 of the Securities
Act), with respect to any registration, qualification, compliance or sale which has been effected pursuant to this Article III, and each underwriter, if any, and each Person who controls any underwriter (within the meaning of Section 15 of the Securities Act), against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or sale, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation (or alleged violation) by the Company of (i) the Securities Act, the Exchange Act or any rule or regulation promulgated thereunder, (ii) the securities or similar laws of any state or other jurisdiction in which Registrable Securities are sold in an underwritten offering or (iii) if the Registrable Securities are sold in a non-underwritten offering effected pursuant to Article III, the securities laws of those jurisdictions in which the Holders have requested registration or qualification of the Registrable Securities covered by the request (unless the Company shall have notified such Holder in a timely manner that such registration or qualification is not available or has not been made for a reason permitted by the Agreement), or in which the Company has notified such Holder that the Registrable Securities have otherwise been registered and qualified or are eligible for sale, in each case, applicable to the Company in connection with any such registration, qualification, compliance or sale, and the Company will reimburse or pay for the account of each Holder, each of its officers and directors, each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred (as and when incurred) in connection with investigating, preparing the defense of or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company in writing by such Holder, such controlling person or underwriter and stated to be specifically for use therein.

         (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each Person who controls the Company or such underwriter (within the meaning of Section 15 of the Securities Act), and any other Person participating in such registration, each of its officers and directors and each Person controlling (within the meaning of Section 15 of the Securities Act) such Person participating in such registration, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse or pay for the account of the Company, such Persons, such directors, officers, Persons, underwriters or control Persons for any legal or any other expenses reasonably incurred (as and when incurred) in connection with investigating, preparing the defense of or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company in writing by such Holder and stated to be specifically for use therein; provided however that the liability of such Holder for indemnification under this Section 3.04(b) shall not exceed the net proceeds from the offering received by such Holder.

         (c) Each Party entitled to indemnification under this Section 3.04 (the "Indemnified Party") shall give notice to the Party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         (d) The obligations of the Company and each Holder under this Section
3.04 shall survive the completion of any offering of Registrable Securities in a registration statement pursuant to this Agreement.

         (e) If requested by all Holders participating in a Registration, the Company shall obtain, and each Holder and each other Person participating in a registration (including, without limitation, if it is participating in such registration, the Company) shall pay its ratable share of the cost of, an insurance policy, naming as insureds each of the Indemnified Parties eligible for indemnification by the Company under Section 3.04(a), which insurance policy shall provide coverage in an amount of not less than thirty-five percent (35%) of the aggregate monetary face value of the offering to which such registration relates, insuring such insureds against any of the expenses, claims, Losses, damages or liabilities (or actions in respect thereof) for which the Company is obligated to indemnify any Indemnified Party under Section 3.04(a). Notwithstanding any other provision in this Agreement, the Company will be obligated to indemnify any Indemnified Party eligible for indemnification under
Section 3.04(a) only to the extent payments under such insurance policy are insufficient to hold harmless such Indemnified Party in respect of any such expenses, claims, Losses, damages or liabilities (or actions in respect thereof).

         (f) If a claim for indemnification under Section 3.04(a) or (b) is available by its terms but is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party in lieu of indemnifying such Indemnified Party shall contribute to the amount paid or payable by such Indemnified Party as a result of any such claim, loss, liability or action that otherwise would have been indemnified under Section 3.04(a) or (b), as the case may be, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the statements, omissions, actions or inactions that resulted in such claim, loss, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party, any action or inaction by any such Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission, action or inaction; provided, however, that the liability of any Holder under this Section 3.04(f) shall be limited to the amount of net proceeds received by such Holder in the offering giving rise to such liability, less any amounts paid pursuant to Section 3.04(b). The amount of such claim, loss, liability or action subject to this Section 3.04(f) shall be deemed to include any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such claim, loss, liability or action (which shall be limited as provided in Section 3.04(c) if the Indemnifying Party has assumed the defense of any such action in accordance with the provisions thereof). Notwithstanding the foregoing in this
Section 3.04(f), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Party who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an Indemnified Party of written notice of the commencement or threatened commencement of any claims for which a claim for contribution may be made against an Indemnifying Party under this
Section 3.04(f) and if a notice for indemnification has not been otherwise given under this Section 3.04, such Indemnified Party shall give written notice thereof in the manner set forth hereunder for a claim for indemnification to the Indemnifying Party, provided, however, that the failure to so notify the Indemnifying Party shall not relieve it of any obligation to provide contribution hereunder except to the extent that the Indemnifying Party's ability to defend such action is materially prejudiced by the failure to give such timely notice. The Parties acknowledge that determining contribution pursuant to this Section 3.04(f) by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.04(f) would not be just or equitable. For the avoidance of doubt, if indemnification is available under Section 3.04(a) or
(b), the Indemnifying Parties shall indemnify each Indemnified Party to the fullest extent provided in Section 3.04(a) and (b) without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in this Section 3.04(f).

3.05     Eco Telecom Contribution Default

         In the event of an Eco Telecom Contribution Default on the Second Closing Date, all rights granted to Eco Telecom pursuant to this Article III (including, without limitation, the registration rights set forth in Sections 3.01 and 3.02) shall be immediately suspended with respect to any Registrable Securities held by Eco Telecom, any Affiliate of Eco Telecom and any other Person who acquires or holds any such Registrable Securities, and such rights shall automatically be reinstated on the first anniversary of the Second Closing Date, provided, however, that if such Eco Telecom Contribution Default on the Second Closing Date is caused by any Specified Legislation which prevents the Second Closing any rights granted to Eco Telecom pursuant to this Article III shall not be suspended.

3.06     Information to be Provided by Holders

         Each Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by it and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

3.07     Obligations of the Company

         Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as soon as practicable:

         (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

         (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act until the earlier of (i) the disposition of all securities covered by such registration statement and (ii) 120 days after the effective date thereof.

         (c) Furnish to each Holder such numbers of copies as it may reasonably request, in order to facilitate the disposition of Registrable Securities owned by it, of any prospectus or preliminary prospectus prepared in conformity with the Securities Act.

         (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by any Holder; provided, however, that the Company shall not be required to qualify any such securities under the laws of any jurisdiction where such qualification would require the qualification of the Company to transact business in such jurisdiction (which qualification would not otherwise be required).

         (e) Notify each Holder at any time when a prospectus relating to a registration of Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (f) Furnish, at the request of any Holder, on the date that any Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement, with respect to such securities, becomes effective, (i) an opinion dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder and (ii) a letter dated such date, from independent certified public accountants of the Company in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder. Any opinion or letter given shall be subject to all of the qualifications, exceptions and conditions appropriate to the then existing circumstances.

         (g) Maintain a depositary for the ADSs and a registrar for the Common Stock.

         (h) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC.

         (i) Use its best efforts to maintain the listing of the ADSs on a national securities exchange in the United States of America and on each additional national securities exchange on which similar securities issued by the Company are then listed, if the listing of the Registrable Securities is then permitted under the rules of such exchange.

         (j) Make available for inspection and copying by each Holder, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by such Holder or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by such Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

         (k) Use every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the lifting thereof at the earliest reasonable time.

         (l) Make such representations and warranties to each Holder and the underwriters as are customarily made by issuers to underwriters and selling shareholders, as the case may be, in secondary underwritten public offerings.

         (m) Furnish to each Holder, upon request by such Holder, a copy of all documents filed and all correspondence from or to the SEC in connection with the registration statement and the offering to which it relates.

         (n) Use its reasonable best efforts to obtain all necessary approvals from the National Association of Securities Dealers, Inc. in connection with any such offering.

3.08     Reporting

         With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Shares to the public without registration, at all times at which the Company has had securities registered pursuant to Section 12 of the Exchange Act for the preceding ninety (90) days, the Company agrees to use its best efforts to:

         (a) make and keep public information available, as such terms are understood and defined in Rule 144 and Rule 144A(d) under the Securities Act;

         (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

         (c) so long as any Holder owns any Shares, furnish to such Holder upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and Rule 144A(d), a copy of the most recent annual or quarterly report of the Company and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such Shares without registration.

3.09     Standoff Agreement

         Each Holder agrees in connection with any registration of the Company's securities, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any Registrable Securities (other than those (a) included in the registration or sold to Telenor or a Permitted Transferee of Telenor (as the term "Permitted Transferee" is defined in the Option Agreement in accordance with the terms of the Option Agreement or (b) sold pursuant to any Zimin Principal Agreement or the Preferred Stock Call Option) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such underwriters, provided that each of the Company's officers and directors shall have agreed to be bound by the same restrictions in connection with such public offering.

3.10     Currency of Registration and Public Information

         In case any Registrable Securities are registered pursuant to this Agreement the Company will maintain the currency of all registration and other public information required by law until the expiration of the time period specified in Section 3.07(b) or as may otherwise be specified in any underwriting agreement applicable to such offering, provided, however, that if, at any time during the effectiveness of such registration, the Board of Directors determines in good faith that the public disclosure of any such information would be seriously detrimental to the Company, then (a) the Company will so inform each Holder and will be relieved of its obligation to maintain the currency of the registration and other public information required in connection with sales of the Registrable Securities during the period in which the determination of the Board of Directors continues to apply and (b) the period during which the Company is obligated to maintain the currency of the registration and other public information will be extended by one day for each day during which it is relieved of such obligation.

                       ARTICLE IV COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees that, without prejudice to any rights of Telenor or Eco Telecom under the Primary Agreements to which each is a party, in the case of Telenor, so long as Telenor has not sold or otherwise Transferred any of the Telenor Shares, and, in the case of Eco Telecom, so long as Eco Telecom has not sold or otherwise transferred any of the Eco Shares, if after the Closing any Person makes a bona fide and otherwise valid claim (as determined by the Board in its reasonable discretion) to an ownership right, which right arose before the date hereof, to any shares of voting capital stock of the Company and, as a direct result of the exercise of which right the holdings of shares of voting capital stock of the Company by Telenor or Eco Telecom are diluted, then, upon the request of Telenor or Eco Telecom, as the case may be, the Company shall cause Telenor or Eco Telecom, as the case may be, to be offered the opportunity to purchase shares of Common Stock or ADSs representing a sufficient number of shares of voting capital stock of the Company (at the then fair market value thereof (as defined below)) such that, after giving effect to such purchase, Telenor or Eco Telecom, as the case may be, shall own in the aggregate the same percentage of the outstanding voting capital stock of the Company that Telenor or Eco Telecom, as the case may be, would have owned had such ownership claim never existed. For purposes of this
Article IV, the fair market value of such Shares of Common Stock or ADSs shall be calculated based on the weighted average market value of the ADSs on the NYSE during the thirty (30) trading days immediately preceding the date on which the Board determined that such ownership claim was bona fide and otherwise valid. Any offer made to Telenor or Eco Telecom, as the case may be, pursuant to this
Article IV must be accepted within five (5) Business Days and, if not accepted within such period, shall thereafter expire, and payment in full in US Dollars for the offered shares of Common Stock or ADSs shall be made within five (5) Business Days of such acceptance against delivery of such shares of Common Stock or ADSs.

                 ARTICLE V COVENANTS OF TELENOR AND ECO TELECOM

         Each Shareholder hereby covenants and agrees with the Company and one another that:

5.01     [Intentionally Omitted]

5.02     Non-Compete

         (a) Each Shareholder agrees that, from and after the date hereof until such Shareholder and its Affiliates have sold or otherwise disposed of their respective Shares such that such Shareholder and its Affiliates no longer own or control, directly or indirectly, the Specified Percentage or the VIP-R Specified Percentage (or an amount in excess thereof), subject to Section 5.02(b) and (c) and except for each such Shareholder's and its Affiliates' Existing Investments, such Shareholder will not, without the prior written consent of the Company, (i) engage in the Business in any region in Russia, (ii) own or control, directly or indirectly, more than five percent (5%) of the voting capital stock of any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates) engaged in the Business in any region in Russia or (iii) permit any of its Controlled Affiliates (other than the Company, VIP-R or any of their respective Controlled Affiliates) to engage in the Business in any region in Russia or own or control, directly or indirectly, more than five percent (5%) of the voting capital stock of any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates) engaged in the Business in any region in Russia; provided, that from and after the date hereof until the earlier of the Closing or the termination of this Agreement, Eco Telecom shall be deemed, for purposes of this Section 5.02, to own and control the Specified Percentage and the VIP-R Specified Percentage.

         (b) The parties acknowledge that this Section 5.02 shall not in any way limit any Shareholder's or any of its Affiliates' right to:

                  (i) maintain, increase the amount of, or otherwise develop its Investments in the Company or any of the Company's Controlled Affiliates, or in VIP-R or any of VIP-R's Controlled Affiliates;

                  (ii) maintain, increase the amount of, or otherwise develop any of the Investments made or scheduled to be made by such Shareholder or Affiliate of such Shareholder on or prior to the date hereof in Persons engaged in the Business in Russia on the date hereof, in each case, as listed in
Schedule 5.02(b) ("Existing Investments"), so long as, as a consequence of any such maintenance, increase or development of an Existing Investment, such Shareholder or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates or any Existing Investments) which is engaged in the Business in Russia;

                  (iii) acquire through a merger or exchange of shares or assets of an Existing Investment (which may include cash and/or other property), or a consolidation or other similar business combination involving an Existing Investment, or maintain as a result of the foregoing, directly or indirectly, an ownership interest in any Person engaged in the Business in Russia, so long as, as a consequence of any such transaction, such Shareholder or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates) engaged in the Business in Russia; provided, however, that such Party or Affiliate shall be permitted to maintain its ownership interest in such Existing Investments;

                  (iv) without limiting in any way any transactions permitted by clauses (i), (ii), (iii) or (v) of this Section 5.02(b), acquire or maintain, directly or indirectly, any ownership interest in any Person which, on a consolidated basis, derives less than twenty-five percent (25%) of its revenues (calculated on a consolidated basis for such Person under GAAP) from the Business in Russia; or

                  (v) with respect to any Existing Investment, sell to, merge with or into, consolidate with, or otherwise effect a change of control with respect to, any Person which is engaged in the Business in Russia, so long as, as a consequence of such sale, merger, consolidation or change of control, such Shareholder or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates) which is engaged in the Business in Russia;

provided, however, that such Party or Affiliate shall be permitted to maintain its ownership interest in such Existing Investments.

         (c) The parties acknowledge that this Section 5.02 shall not, in any way limit the right of Telenor or Eco Telecom or any of their respective Permitted Transferees to identify and pursue on a preliminary basis an opportunity to obtain a telecommunications license to engage in the Business or acquire all or a portion of the shares of a Person holding directly or indirectly a telecommunications license to engage in the Business, or participate in a tender for a telecommunications license to engage in the Business, in any region in the Russian Federation, excluding the Moscow License Area and excluding those opportunities set forth in Schedule 5.02(c) (an "Opportunity"); provided that the conditions specified in Section 6.02(c) of the VIP-R Shareholders Agreement are met.

5.03     Debt Acquisition

         (a) A Shareholder and its other Standstill Parties may enter into any Debt Transactions, if and only if such Shareholder and its Standstill Parties comply with the provisions of this Section 5.03.

         (b) In the event a Shareholder or any of its other Standstill Parties enters into a Debt Transaction, such Shareholder shall, and shall procure that its other Standstill Parties shall:

                  (i) Provide written notice thereof to the Protected Party (with a copy to the Company) within 10 days of entering into a Debt Transaction, which notice shall constitute an offer to such Protected Party (an "Offer Notice") (which offer shall be legally binding on the Standstill Party upon acceptance by such Protected Party or the Company or the Company's designee on behalf of such Protected Party; provided such designee is either a recognized financial institution or a telecommunications equipment vendor of the Company, VIP-R or the Protected Party) to sell to such Protected Party, the Company or the Company's designee, such Debt Obligation (and, if applicable, the underlying obligation to which such Debt Obligation relates, such underlying obligation or Debt Obligation, as applicable, being the "Relevant Obligation") at a purchase price equal to the lesser of the Fair Market Value thereof, or one hundred percent (100%) of the aggregate unpaid principal amount of the Relevant Obligation plus any accrued interest and other amounts, if any, owing under the Relevant Obligation up to (but excluding) the purchase date thereof.

                  (ii) Within ten (10) Business Days from the date of notice of an intention to accept such offer by the Protected Party, the Company or the Company's designee, the Standstill Party shall provide a copy of the document(s) evidencing the outstanding amount of the Relevant Obligation and a calculation of the purchase price thereof showing the amount of unpaid principal, any accrued interest thereon and any other amounts owing thereunder, as well as the basis for determining the Fair Market Value thereof (a "Price Notice"). Within five (5) Business Days from the date of receipt of the Price Notice, the Protected Party, the Company or the Company's designee shall notify the Standstill Party whether it accepts the offer at such time and, if so, shall purchase such Relevant Obligation at such time. If the Protected Party, the Company or the Company's designee, as applicable, do not accept such offer at such time, the provisions of this Section 5.03(b) shall remain in effect with respect to such Relevant Obligation.

                  (iii) The Standstill Party shall not be restricted from selling or otherwise disposing of the Relevant Obligation at any time prior to the acceptance of the Offer Notice in accordance with the terms hereof; provided, however, that the Standstill Party shall provide written notice to the Protected Party (with a copy to the Company) within ten (10) days of such sale or disposition.

         (c) In the event a Shareholder or any of its other Standstill Parties enters into a Debt Transaction, such Shareholder shall, and shall procure that its other Standstill Parties shall, prior to initiating or participating in any enforcement action or bankruptcy proceeding against any Protected Party with respect to any Debt Obligation, provide at least ninety (90) days, prior written notice thereof to the Protected Party (with a copy to the Company) and adhere to the procedures set forth in Section 5.03(b)(i) and 5.03(b)(ii).

         (d) In the event a Shareholder or any of its other Standstill Parties initiates or participates in the initiation of any enforcement action or bankruptcy proceeding against any Protected Party with respect to any Debt Obligation without adhering to the provisions of Section 5.03(c), such Shareholder shall, and shall procure that its other Standstill Parties shall, immediately file all documents necessary to terminate or cause the termination of such action or proceeding within five (5) Business Days of receiving notice from the Protected Party, the Company or any Shareholder that the entity against whom such bankruptcy proceeding was initiated is a Protected Party, and shall thereafter use its best efforts to ensure that such enforcement action or bankruptcy proceeding is terminated, and immediately thereafter or simultaneously with such actions, the relevant Standstill Party shall make an offer to sell to such Protected Party (which offer shall be legally binding on the Standstill Party upon acceptance by such Protected Party or the Company or the Company's designee, as the case may be, on behalf of such Protected Party) and shall sell such Relevant Obligation to the relevant Protected Party or the Company or the Company's designee, as the case may be, pursuant to Section 5.03(b), if such offer is accepted.

         (e) Any breach of Section 5.03(b) shall be deemed cured and no violation of Section 5.03(b) shall be deemed to have occurred or to exist if (x) the aggregate principal amount of the Relevant Obligation is less than US$10,000,000 (calculated without any accrued interest, penalties or other similar amounts thereon), and (y) the terms of Section 5.03(b) are complied with immediately upon the Shareholder becoming aware that it or any of its Standstill Parties have entered into the Debt Transaction.

         (f) Any breach of Section 5.03(c) shall be deemed cured and no violation of Section 5.03(c) shall be deemed to have occurred or to exist if (x) the aggregate principal amount of the Relevant Obligation is less than US$10,000,000 (calculated without any accrued interest, penalties or other similar amounts thereon), (y) the Protected Party is neither the Company, nor any Consolidated Subsidiary of the Company, nor VIP-R nor any Consolidated Subsidiary of VIP-R, and (z) the Standstill Party complies with Section 5.03(d) and such enforcement action or bankruptcy proceeding is thereafter terminated.

         (g) The Company will promptly inform, and will cause any Protected Party affected by any Debt Transaction, to promptly inform each Shareholder if the Company becomes aware of any violation of the terms of this Section 5.03.

5.04     Compliance with Trading Policy

         During the period in which it is an affiliate (as such term is defined in the Securities Act) of the Company, each of Telenor and Eco Telecom shall at all times comply, and shall cause each of its Controlled Affiliates to comply, with (a) the Company's policies relating to insider trading as in effect on the date hereof and as such policies may from time to time be amended in accordance with Article 10.5.10 of the Charter, and (b) applicable law relating to the holding or Transfer of such securities.

                            ARTICLE VI MISCELLANEOUS

6.01     Effectiveness; Term

         This Agreement shall take effect on the date hereof and remain in effect until the earliest of:

         (a) the date on which all of the Parties agree in writing to the termination of this Agreement;

         (b) at midnight (Moscow time) on the Final Date if the Closing has not occurred by such time; and

         (c) the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required by Russian Law and the Charter to be approved by such shareholders;

provided that, after the Closing, (i) the rights and obligations of any Shareholder hereunder shall terminate on the date on which such Shareholder, its Controlling Person and any Controlled Affiliates of such Controlling Person, having achieved the Specified Percentage (or a greater number of Shares), own, in the aggregate, Shares representing less than five percent (5%) of the issued and outstanding Common Stock, (ii) the obligations of the Parties specified in Sections 3.03 and 3.04 shall survive any such termination and remain in effect indefinitely, (iii) following an Eco Telecom Second Closing Contribution Default, the obligations of Eco Telecom and its Permitted Transferees under
Section 5.02(a), 5.02(b) and 5.03 shall remain in effect until the Third Closing Date and (iv) Section 5.02(c) shall remain in effect with respect to any Shareholder until all call options with respect to any Opportunities under
Section 5.02(c) have lapsed or been exercised.

6.02     Notices

         (a) All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by facsimile or by hand in writing and transmitted by facsimile or courier and delivered to the "Address for Notices" specified below or at such other address as shall be designated by such Shareholder on at least fourteen (14) days written notice to each other
Shareholder:

If to Eco Telecom, to:

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Facsimile No.:  +350-41988
Attn: Franz Wolf

With a copy to:

OOO Alfa-Eco
21, Novy Arbat
121019 Moscow
Russia

Facsimile No.:  +7095-201-5914
Attn: Stanislav Shekshnya

and a copy to:

Herbert Smith CIS Legal Services
24, Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.: +7-095-363-65-01
Attn: Vladimir Afonkin

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-77-91-59
Attn: Henrik Torgersen

With a copy to:

Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-11-44-61
Attn: Bjorn Hogstad

If to the Company, to:

Open Joint Stock Company "Vimpel-Communications"
10 Ulitsa 8-Marta
Building 14
125083 Moscow
Russian Federation

Facsimile No.: +7-095-755-3682
Attn: Georgy Silvestrov
         General Counsel

With a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Ducat Place II
7 Ulitsa Gasheka
123056, Moscow
Russian Federation

Facsimile No.: +7-095-974-2412
Attn: Melissa  J. Schwartz

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given and shall be effective when transmitted by facsimile, personally delivered or, in the case of any notice delivered by courier, upon receipt, in each case, given or addressed as aforesaid.

         (b) Any Demand made by an Eco Shareholder or a Telenor Shareholder pursuant to Section 3.01(a) shall be delivered by courier (i) to the Company and
(ii) to Telenor, if such Demand is made by an Eco Shareholder, and (iii) to Eco Telecom, if such Demand is made by a Telenor Shareholder. A Demand shall be effective for all purposes (including, without limitation, for purposes of determining when such Demand was exercised) as of the date and time of receipt by the Company of such Demand (as evidenced by an original receipt indicating such date and time).

6.03     Entire Agreement

         This Agreement and the other Principal Agreements supersede all prior discussions and agreements among the Parties or to which any Shareholder is a party with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof.

6.04     Waiver

         Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more

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instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

6.05     Amendment

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

6.06 No Assignment; Binding Effect; No Third Party Beneficiary; Obligations Several

         (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void, except for assignments and transfers in accordance with the terms of this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. The terms and provisions of this Agreement are intended solely for the benefit of each Party and its respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 3.04.

         (b) The obligations of the Shareholders hereunder shall be several (and not joint). A Shareholder shall not be responsible for the failure of any other Shareholder to perform any obligation required to be performed by it hereunder or under any other Principal Agreement. The obligations of the Company at any time hereunder to each Shareholder shall be separate and independent obligations. Each Shareholder shall be entitled to protect and enforce its rights arising out of this Agreement and the other Principal Agreements as it shall see fit, and it shall not be necessary for any other Shareholder to consent to, or be joined as an additional party in, any proceedings for such purposes.

6.07     Headings

         The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof

6.08     Invalid Provisions

         If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

6.09 Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3)

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
arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

                  (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                  (ii) The place of the arbitration shall be Geneva, Switzerland.

                  (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty
(30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

                  (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

                  (v)The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

                  (vi) The award of the arbitrators shall be final and binding on the Parties.

                  (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 6.09(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement.

         (c) Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 6.09(b), with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in Section 6.02. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other Party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 6.09 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with Section 6.09(b).

         (d) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

6.10     Governing Law

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

6.11     Counterparts

         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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
         IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed and delivered by each Party as of the day and year first above written.

                                           Eco Telecom

                                           ECO TELECOM LIMITED


                                           By  /s/ Serge Barychkov
                                               -------------------------------
                                               Serge Barychkov
                                               Attorney-in-Fact

                                           Telenor

                                           TELENOR EAST INVEST AS

                                           By  /s/ Tron 0stby
                                               -------------------------------
                                               Tron 0stby
                                               Attorney-in-Fact

                                           The Company

                                           OPEN JOINT STOCK COMPANY
                                           "VIMPEL-COMMUNICATIONS"


                                           By  /s/ Dmitri B. Zimin
                                               -------------------------------
                                               Dmitri B. Zimin
                                               President


                                           By  /s/ Vladimir M. Bychenkov
                                               -------------------------------
                                               Vladimir M. Bychenkov
                                               Chief Accountant



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